Exhibit 99.1

CONTACT:	Kim Detwiler Vice President, Director of Corporate Communications Univest Corporation 215-721-8396 detwilerk@univest.net
FOR IMMEDIATE RELEASE
UNIVEST CORPORATION EXPANDS INSURANCE SUBSIDIARY THROUGH ACQUISITION
OF LIBERTY BENEFITS, INC.
The acquisition will further diversify Univest Insurance’s offerings, while significantly increasing its employee life and health benefit solutions.
SOUDERTON, Pa, December 29, 2008 — Univest Corporation of Pennsylvania (listed on NASDAQ: UVSP) and its insurance subsidiary, Univest Insurance, Inc., today announced the acquisition of Liberty Benefits, Inc., a full service employee benefits brokerage and consulting firm specializing in comprehensive employee benefits packages for businesses with 2 — 500 employees. The acquisition, completed on December 29, 2008, expands Univest’s growing insurance business and increases its capabilities to deliver employee benefit solutions.
“Growth of the Univest Insurance business through acquisition continues to be a long term strategy, positioning Univest as a major provider in the region,” said William S. Aichele, chairman, president and CEO of Univest Corporation. “Liberty Benefits, under the leadership of Ronald R. Flaherty, has consistently been recognized as one of Greater Philadelphia’s fastest growing companies, winning ‘Philadelphia 100’ recognition for three consecutive years. Clearly, this acquisition brings Univest tremendous business growth opportunities as well as new, experienced talent to help us grow our company.”
Liberty Benefits, Inc. was founded in 2002 by Ronald R. Flaherty. It offers a comprehensive range of affordable benefit products, plans and value-added services such as COBRA Administration, Section 125 Plans, Flexible Spending Accounts and Human Resource Information Management software. Liberty Benefits is headquartered in Conshohocken, Pa., and has an additional office in Maryland. It services clients throughout the Mid-Atlantic region. As part of the acquisition, Univest will relocate the eight employees from the Conshohocken office to its current Insurance offices in Lansdale and West Chester, Pa. In addition to the office relocation, Liberty Benefits will begin operating under the name Univest Insurance, Inc., effective immediately. Liberty Benefits’ Maryland office, with its three employees, will continue to operate in its current location in Upper Marlboro, Md.

“We are pleased to have found an agency that complements Univest Insurance’s full line of solutions and shares our philosophy of delivering excellent, personalized service and providing outstanding benefits solutions to our clients,” adds Kenneth D. Hochstetler, president of Univest Insurance, Inc. “In addition to the opportunities this acquisition brings to our insurance business, it will also allow us to expand our financial solutions to strengthen existing commercial banking relationships.”
Univest Insurance, Inc., headquartered in Lansdale, Pa. is an independent insurance agency, providing property and casualty insurance, employee benefits, and life, health and disability insurance for individuals, businesses and nonprofit clients. Univest Insurance also has a location in West Chester, Chester County to serve clients in this region.
Univest Corporation of Pennsylvania was founded in Souderton, Pa. in 1876. Univest and its subsidiaries, Univest National Bank and Trust Co., Univest Insurance, Inc., Univest Investments, Inc., and Univest Capital, Inc., provide support and leadership in their communities and offer a wide range of financial services to individuals, businesses, municipalities and non-profit organizations. Univest serves Bucks, Montgomery, Chester and Lehigh counties through 33 financial service centers, 12 retirement community financial service centers, and 39 ATM locations.
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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.